Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st quarter 2021

April 22, 2021  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer

Todd W. Bryant — Vice President, Chief Financial Officer

Aaron P. Diefenthaler — Vice President, Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation
Randy Binner	B. Riley FBR, Inc.
Derek Han	Keefe Bruyette Woods
Mark Dwelle	RBC Capital Markets
Matthew Carletti	JMP Securities LLC

RLI CORP.

Moderator: Aaron Diefenthaler

April 22, 2021

10:00 a.m. (CDT)

Operator: Good morning, and welcome, ladies and gentlemen, to the RLI Corp. First Quarter Earnings Teleconference. [Operator Instructions]

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties, which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K as supplemented in the Form 10-Q for the quarterly period ended March 31, 2021, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Chief Investment Officer and Treasurer; Mr. Aaron Diefenthaler. Please go ahead, sir.

Aaron Diefenthaler: Thanks Casey. Good morning and welcome to RLI's first quarter earnings call for 2021. Joining us today are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer and Todd Bryant, Chief Financial Officer. As usual, Todd will start off with financial details on the quarter. Craig will follow with some color on the product portfolio and market conditions. We can then open the call to questions, and Jon will close with some final thoughts. Todd?

Todd Bryant: Thanks, Aaron, and good morning, everyone. Yesterday, we reported first quarter operating earnings of $0.87 per share. The quarter's result reflects elevated winter storm losses, which were more than offset by favorable benefits on prior year's loss reserves as well as improved current year casualty results. We achieved 20% top line growth or 10% growth when adjusting the comparable quarter last year for premium return to transportation insurers. As a reminder, at the onset of the pandemic, we helped our public auto insurers by adjusting our returning premium, which resulted in a $23 million decrease in our transportation business. We believe adding the premium back when comparing to last year provides a more accurate view on premium growth in the quarter. In total, we posted an 86.9 combined ratio. Investment income was down 7.6%, reflective of the decline in reinvestment rates during 2020. Unrealized gains on the equity portfolio were in stark contrast to unrealized losses experienced during the same period last year and served to bolster net earnings this quarter. Additionally, investee earnings advanced nicely to start the year, which accrued to net earnings.

Craig will talk more about market conditions in a minute. But from a high level, all 3 segments experienced growth. Property led the way, up 31% as rates and market disruption continued to support growth.

Reported Casualty growth was plus 19% compared to last year. But as previously mentioned, we want to call out the comparative benefit from the $23 million public auto premium adjustment in the first quarter of last year. Adjusting last year's result for this amount, Casualty growth was fairly modest as was Surety’s. From an underwriting perspective, this quarter's combined ratio of 86.9 compared to 92.0 a year ago. Our loss ratio declined 5.6 points to 45.9 despite a 7-point impact from winter storm Uri, one of our largest winter or spring storm events experienced. Of the $16 million in net storm loss, $15 million was in the Property segment and $1 million was in the Casualty segment related to property exposure in certain package coverages.

Favorable reserve development was up notably compared to last year and was widespread across most products. As a reminder, in the first quarter of last year, uncertainty around COVID influenced our approach to indications we were seeing in prior year's reserves as well as specific COVID reserves we established on the current accident year. In the first quarter of 2020, we recorded $5 million in COVID-specific reserves, $2 million in Property and $3 million in Casualty. On an underlying basis, if you exclude prior year reserve benefits, catastrophes, and the aforementioned reserves established for COVID, our loss ratio is down in 2021. The Casualty segment is influenced in this result, and its underlying loss ratio was down about 3 points from the same period last year. An improving mix and modest reductions in loss booking ratios, similar to what we discussed on our fourth quarter call, have driven the improvement. From an overall COVID perspective, total reserves are largely unchanged from year-end.

Moving to expenses. Our quarterly expense ratio increased 0.5 point to 41. In addition, general corporate expense was up $1.6 million. These increases are driven by amounts accrued for performance-related incentive plans. The combination of significantly higher operating and net earnings, given the relative equity portfolio performance, plus an improved combined ratio drove these metrics higher. Excluding incentive amounts, other operating expenses were flat.

Turning to investments. Risk assets continue to lead with positive returns in the quarter from both public equities and high-yield credit. Traditional investment-grade bonds couldn't overcome higher yields and price declines offset the positive return from other assets. All in, our portfolio posted a 0.2% return for the first quarter and we are more than happy to trade a modest price decline in bonds for the opportunity to put operating cash flow to work at higher rates. Outside of the core portfolio, investee earnings were also a contributor in the quarter with Maui Jim and Prime, each adding $3.7 million to the quarter's results. Prime continues to benefit from profitable growth, and Maui Jim has rebounded nicely from a more difficult period in mid-2020. All in, a very good quarter and solid start to the year. And with that, I'll turn the call over to Craig.

Craig Kliethermes: Thanks, Aaron, and Todd, and good morning, everyone. As Todd mentioned, we're off to a running start to the year, reporting an 87 combined ratio and 10% underlying growth in gross-written premium. Very solid underwriting results despite the impact of winter storm Uri. The sub-90 combined ratio we achieved is a testament to our well-diversified portfolio of specialty products and the consistency of our disciplined underwriting approach.

Top line growth was realized across all segments, and in most of our products. Our rate achievement this quarter carried a lower beta. The highs were not quite as high, but the lows were not as low. I would say it is a little too early to say whether the rates are plateauing in the most fervent markets. But we continue to achieve rate increases at or above long-term loss costs across the majority of our portfolio. Our underwriting diet is well balanced and our pallet remains refined as the competition is broadly moving toward acceptable rate levels in our chosen market. The most disruptive spaces for us remain catastrophe-exposed property, excess casualty, executive products, commercial auto liability, and marine. Now on to some segment-specific comments.

In Casualty, we reported an outstanding 83 combined ratio and grew gross premiums 19%, 4% adjusted for transportation. As you may recall, the comparable quarter last year required a significant premium adjustment for inactive vehicles in our transportation product line. Also of note, our Casualty segment has a significant exposure to the construction industry. And although this industry never completely shut down, we have observed some slowdown due to uncertainty related to both the pandemic and resulting supply chain issues. We were still able to achieve 8% rate increase in this segment overall, while account retentions are holding well. The Casualty segment was led on the top line by our personal excess liability, executive products and transportation businesses, which rebounded nicely. Underwriting profitability was led by our primary liability, personal excess liability, transportation, professional services liability, and small package businesses. As mentioned earlier, we did see some moderating of rate increases for our public directors and officers product, but the rate increases were more widespread across a dozen or so products within our executive products portfolio. This business, along with transportation and commercial excess liability, were still able to achieve double-digit rate increases for the quarter.

Property segment's top line grew 31% on a small underwriting loss as a result of the widespread winter storm Uri. We achieved 10% rate for this segment overall. We continue to observe opportunities across all products in this segment. Our catastrophe businesses grew premium and rate at a double-digit pace. The size of the rate increases was a little off its peak over the last couple of quarters, but still above acceptable levels to assume the risk. Earthquake still seems a little more competitive than wind, mainly the result of demand versus excess supply. Since significant earthquakes occur infrequently and coverage is seldom required for financing, prices above a certain threshold or decline and property owners elect to self-insure. We have room to grow our catastrophe exposures if the market continues to cooperate. Our marine business also continues to see profitable opportunities to grow because of the disruption at Lloyd's and elsewhere. Submissions continue to increase significantly, and we experienced top line growth of more than 25% on a very good underwriting result. I don't want to move on without giving a big mahalo to our Hawaii homeowners business, which continues to grow at a double-digit pace and produces great results for our company.

In Surety, we grew top line 5% and achieved a 79 combined ratio, another great underwriting result and hopefully some signs that the market is finally starting to come back to us. Larger losses have hit the industry, causing competitors retrenchment, and reinsurance capacity seems to be tightening for the first time in many years. We will continue to capitalize on the disruption we are starting to observe. Most of our growth this quarter came from our commercial account-driven business, which saw both new business opportunities as well as expansion with existing accounts. All products in this segment were profitable. We will continue to focus on building relationships, consistent underwriting, servicing our distribution partners and customers, and investing in technology to make it easier for our customers to work with us.

Overall, a solid start to 2021, we remain well positioned for the future, and we'll focus on what we do well, adapt to our environment, stay true to what makes us different, and execute. We create our own opportunities with our investment in people, service, and technology, and we will take advantage of new opportunities when our competitors retrench and market disruption occurs. We are constantly looking for ways to provide profitable solutions to meet the needs of our customers and distribution partners. This is what we do. It is what owners do. Our success can be attributed directly to the quality of the associate owners we hire and the service they provide and the relationships they build with our customers. Our differentiated approach delivered again this quarter. Thank you. And I'll turn it back to the moderator to open up the questions.

Operator: [Operator Instructions]. Our first question comes from Randy Binner with B. Riley Securities.

Randy Binner: I had a couple of quantification questions. I guess the first is on the commentary around adding back in transportation book premiums. I apologize if I missed it, but was there a quantification of that so we can get a more normalized growth rate in Casualty?

Todd Bryant: Randy, this is Todd. There was. It's $23 million. If you look to the -- adding that back to where the negative premium we produced in the first quarter of last year for transportation was $23 million.

Randy Binner: Okay. And for 1 -- compared to 1Q, '20?

Todd Bryant: Correct. Yes. Add that amount back to where we ended either in transportation or really in Casualty in total, if you add that back to last year, then that will get to that 10% overall growth versus '20.

Randy Binner: Got it. And then on Craig's comment that your rate increase was lower beta. I guess, did you provide actually a number? Kind of an absolute number of what the blended overall rate increase was?

Craig Kliethermes:: Well, I'm sure we disclosed last quarter, what the rate increase was by segment and I suppose this quarter so I mean, I'm happy to say that, I mean, I guess, last quarter for Casualty overall, I think we had 11% in the quarter. I think I said we had 8% this quarter. I mean I wouldn't get too caught up because there's obviously we're relatively small or medium-sized players. So we're not necessarily a bellwether for the whole industry. So that's why I want to caution against them, we have a little bit of volatility as numbers bounce around. So I'm not sure that's a trend or not. On the property side, we reported 10% rate increase this quarter, and I believe we reported 11% last quarter. So I mean, we could play it down, but it's just 1 point. I don't know if that's -- it could be within...

Randy Binner: Yes. I think that some of the data earlier this earnings season was maybe past peak, but kind of too early to tell, but it's still very good rate versus loss cost trend. And I guess, if you could just expand a little bit on what made it lower beta, I think that would be helpful.

Craig Kliethermes:: Sure. I mean, I did talk a little bit in the Casualty segment. For example, the public D&O business, I mean it's on like its third straight year of double-digit rate increases that, I won't say soften, that's too strong a word. I mean, we still got double-digit rate increases. They just weren't quite as the size as they were before. So that when they weigh in the average, it takes down the overall average for that business. But we did get more widespread rate increases in the executive products group, like within cyber, some of the private D&O, EPLI that's in there that -- those rates actually increased. They didn't quite offset the public D&O, it's not a decrease, but less of an increase, so there's an area. Transportation was relatively flat, and so that was probably the biggest driver in the Casualty part of that. And then on the property, I think I mean some of the CAT business, again, was getting -- was off about -- this was, I think, the third straight year roughly that we're getting double-digit increases. So the increases aren't quite as large, but there's still double-digit increases in both wind and quake, so that brought them down.

Operator:  And we will take our next question from Derek Han.

Derek Han: A couple of quick ones. How are you thinking about the short-term loss trends during the unprecedented economic recovery? And on a related note, aside for monitoring actual claims, what are some of the data points or metrics that you look to, to kind of determine whether the impressive top line growth that you've had as sustainable?

Todd Bryant: Derek, this is Todd. I'll start out. I mean as far as your first part of the question there on the short-term trends. I guess I would just -- and how we consider that. I would just say we don't. On the actuarial side, and Craig can certainly comment further. But on the actuarial view, the reserving view, and we talk about this often, we are taking a longer-term loss cost trend approach because I think we talked about it last year, too, whether it was frequency down or whatever it may be, we discount that. I mean, I think we think it's prudent to take a long-term loss cost trend approach. And to the extent that the rate that we're getting is above long-term loss cost trend, you would expect to see some modest benefit in the loss ratio, but we really discount those shorter-term trends.

Craig Kliethermes: I guess, I mean, on top of that, and as Todd said, those longer-term trends, in which the way we book things is certainly the way we've always approached things, and we continue to approach those. And I think I made a comment that we believe our rate was in excess of the long-term trends that we see both in the Property and Casualty business. I mean as far as long-term growth or intermediate-term growth, I mean, we insure the economy, I mean if the economy reboots, and there's a lot of good signs that it's coming back. I think that's a positive sign. As the pie gets bigger, there's more opportunities to insure. So you don't end up fighting with each other over stuff. You just -- there's some -- I think there's some opportunity just with existing clients as the exposure bases start to increase. We've had several of our clients become more cautious and reserved in regards to their estimates. I kind of inferred that from just one of my comments about the construction industry. But we're definitely seeing much more caution around their estimates of revenue because of the pandemic. I mean -- and those are auditable policies for the most part. So if they end up -- if the economy comes in better, we'll end up getting some audit premium. It may not come until next year, but we will realize that audit premium. So that's very positive.

Obviously, if there's an infrastructure bill, I think it will help given that a third of our business is in the construction industry. We don't do a lot of roads and bridges across the whole portfolio, but we do a lot of other public construction, so that could be helpful. And any disruption in the market, we obviously continue to monitor disruption, any tightening of capacity, tightening of the reinsurance capacity, especially amongst our competitors, or I'll say, the less disciplined underwriters. That makes – that gives us an opportunity as the rates come to our acceptable levels to see more opportunities. So I mean, we look at submission flow, which continues to be good, but it's not up everywhere, but we do see good submission flow, very good retention of our accounts is something we're watching. And if we retain accounts who have lowered their exposure base and then obviously, the economy comes back, there's going to be opportunity for growth with existing clients, which we like the best because those are clients we already know typically produce positive results for us and value us.

Derek Han: That's very helpful. And my second question is, you have some large reserve releases in the casualty segment. What accident years drove that?

Todd Bryant: Derek, it's Todd. It's fairly widespread. I mean, I think you'll look '17 to '20, you're going to have some a little bit earlier than that in spots, but '18 to '20 on several, some '17. So it's fairly widespread. GL was a product that was fairly large in the quarter. It was probably more '17, '18. Transportation was larger, small commercial was larger, PUP was larger on a relative basis. It was pretty widespread.

Operator: [Operator Instructions]. We'll take our next question from Mark Dwelle.

Mark Dwelle: Well, I'm glad to see RLI continues to set a high standard. You're the first insurance company to ever use the word mahalo on an earnings call. So kudos for that. On to my questions. First one is just a numbers question. I just – maybe I've even asked this before, but in your press release, at the top of the press release, you say catastrophe losses were 30 -- reserve releases were $31 million. And then on the table down below, if you sum all of it by lines, it totals up to $37 million. What's the difference between those?

Todd Bryant: Mark, it's Todd. If you look at -- and that table was a new addition, although those would have been in our Q, you would have the similar type thing. We're showing the net in the bullet, right? It's the net increase -- total increase to underwriting income. So there will be expense impact, those types of things that will offset the total release. So we're trying to give you both pictures. One is a pure EPS, if you will, net underwriting impact and then the table breaks out the pure loss impact.

Mark Dwelle: Got it. That makes sense. Okay. Because you reconcile that in the past that there's been expense aspects to it. And so this kind of isolates the loss ratio impact from the total EPS impact effectively.

Todd Bryant: Yes. Yes, something we have done and we've broken those out in the Q, but there's been some request to have this broken out in the release, and so we added that table.

Mark Dwelle: Got it. Okay. The second question that I had on really just -- I guess it relates to maybe some of the comments, the operating comments. I think it's correct whether -- it's unclear whether pricing has peaked or is near peak or whatever. I guess the question I would like to ask is are you seeing any change in competitive behavior? Are there people that seem to be moving from, I'm going to say, a more price-first and growth-second approach to maybe a more broader interest in growth, maybe more competitive quotes, fewer changes in terms and conditions, what have you? I'm just trying to kind of drill down on to maybe some of the competitive dynamics.

Craig Kliethermes: Yes, Mark, this is Craig. I mean, it's very difficult for us to see through to -- I mean, obviously, we have much deeper knowledge of our own business than our competitors. So and it is a little harder for us because in every one of our business, which speaks to our diversification, but almost every one of our businesses lists their top 5 competitors, they're different. So I mean, all I can say is there's still -- there is still some capacity for MGAs. We don't do really that business, but we still see, from time to time, people giving the pen to MGAs, which we still -- that confounds us a bit in this marketplace. But I mean, obviously, we rather bet on our own people, own experience, talent. I mean from a terms and conditions standpoint, I mean, we are seeing some, I think, I'll say some hardening in the Property side. We're not really seeing it in the Casualty side, but we've always felt like we've had the tightest terms in the Casualty side in the market anyway, so people are coming a little bit closer to our standards in regards to that. But certainly, on Property, we're seeing some stuff. Deductibles going up, many minimum premium going up, people insisting on ACV versus replacement costs. Coinsurance requirements, I mean, a general acceptance from the brokers that we're going to get better valuations on the properties that we write, which, I mean that bleeds into maybe something you were talking about if where you actually get acceptance from brokers to get more information. That's a good sign, right? I mean normally, they take the path of least resistance, so asking for that almost put you on the list over there as last resort. I'm only going to you if I can't find placements elsewhere. So I don't know if I've answered your question effectively, but I mean, we certainly see movement from folks, people that I'll say get burned or whatever, don't have good results, they always tighten, but it's a little different by every product line. I mean, I don't -- I'm not going to say we have people that are super aggressive anymore in most of our spaces, that's good. I mean we always like competing with responsible competition. I mean, we invite responsible competition. So we're only going to cap to someone that likes a certain class of business better than us and will price it better. They probably understand it better than us, know how to handle the claims better, so be it. We'd rather focus on the things we understand, we know, we think we can deliver a mutual beneficiary relationship. So, again, hopefully, I answered your question.

Operator: And we will take our next question from Matt Carletti.

Matt Carletti: Hoping you could just peel back the onion a little bit on the winter storm Uri losses. I mean, it was a modest number for, obviously, a very big industry event. But just curious if there's lessons learned from even just kind of -- I assume a lot of that's Texas, but even kind of geography within Texas. Or if anything, COVID related might have exacerbated that loss? And I'm thinking there is kind of empty properties that takes a little longer to find out the pipes froze, things like that.

Craig Kliethermes: The most interesting thing I found out is in Texas, they don't have shut off valves as many of them in buildings as we do where we live. So I think that was -- I mean, I don't think there was anything COVID related that we had challenges with. I mean we've dealt with hurricanes since COVID. We've done an exceptional job. Our claim people have been willing to get out and service our customers and get them back and going. We did the same thing here. I think the biggest challenge is it was widespread, right? In a hurricane, even in a hurricane, which is more broad than somethings, than a tornado. The area is somewhat contained, but this covered multiple states, 6 or 7 states, I believe, it was a little more challenging. And it varied a lot by class of business. And -- but we did find that shut off valves were not as prevalent in Texas as they are in other places.

Matt Carletti: Interesting. Things we take for granted.

Todd Bryant: Yes. Yes. So Matt, just one other -- to Craig's point, right, that was very widespread. I mean, what, to me, is interesting is really outside of Uri, we didn't have any other winter storm losses. So Property was -- really had a great quarter, kind of ex-Uri from that standpoint.

Operator: And we currently have no further questions, so I'll be turning the conference back over to Jonathan Michael.

Jon Michael: Thank you. Very satisfying start for the year. Premiums were up. We're getting rate. Sub 87 combined ratio. We produced $0.87 per share operating earnings. That's a significant beat over consensus estimates. And I'll just use the words. Thank you, and we'll talk to you next quarter. Thanks. Mahalo.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112 with an ID number of 9180220. This concludes today’s teleconference. Thank you all for participating, and have a wonderful day. All parties may now disconnect.

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